SHANE DALY

Vice President and

Associate General Counsel

(212) 314-3912

Shane.daly@equtiable.com

LAW DEPARTMENT

May 22, 2023

VIA EDGAR

Equitable Financial Life Insurance Company

1290 Avenue of the Americas

New York, New York 10104

Dear Sirs:

This opinion is furnished in connection with the Form N-4 Registration Statement of Equitable Financial Life Insurance Company (“Equitable Financial”) under the Securities Act of 1933, as amended (the “Act”), relating to separate account units of interest (“Units”) under group annuity contracts issued by Equitable Financial in connection with certain American Dental Association retirement plans (the “Contracts”) (the separate account related to the Contracts, separate account 206, being referred to herein collectively as the “Separate Account”). The securities being registered are to be offered in the manner described in the Registration Statement covering the Units and the Contracts.

I have examined all such corporate records of Equitable Financial and such other documents and such laws as I consider appropriate as a basis for the opinion hereinafter expressed. On the basis of such examination, it is my opinion that:

1. Equitable Financial is a corporation duly organized and validly existing under the laws of the State of New York.

2. The Separate Account has been duly created pursuant to the provisions of the New York Insurance Law.

3. The assets of the Separate Account is owned by Equitable Financial; Equitable Financial is not a trustee with respect thereto. Under New York law, the income, gains and losses, whether or not realized, from assets allocated to the Separate Account must be credited to or charged against the Separate Account, without regard to the other income, gains or losses of Equitable Financial.

4. The Contracts provide that the portion of the assets of the Separate Account equal to the reserves and other contract liabilities with respect to the Separate Account shall not be chargeable with liabilities arising out of any other business Equitable Financial may conduct.

5. The Contracts and the Units issued thereunder have been duly authorized; and the Contracts (including the Units duly issued thereunder) constitute validly issued and binding obligations of Equitable Financial in accordance with their terms.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Shane Daly
Shane Daly